Exhibit 23.1




                       INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Crown Castle International Corp.

          We consent to the incorporation by reference to the previously filed registration statement (No. 333-74553) on Form S-1 of Crown Castle International Corp. of our report dated March 4, 1999, with respect to the statement of net assets of Bell Atlantic Mobile Tower Operations as of December 31, 1998, and the related statements of revenues and direct expenses for each of the years in the two-year period ended December 31, 1998, which report is incorporated by reference in the Form 8-K of Crown Castle International Corp. to which this consent is filed as an exhibit.



                                   /s/  KPMG LLP


Houston, TX
April 9, 1999